EXHIBIT 99.1

Edge Petroleum Announces Preferred Dividend

HOUSTON, Sept. 20, 2007 (PRIME NEWSWIRE) -- Edge Petroleum Corporation (Nasdaq:EPEX) (Nasdaq:EPEXP) announced the declaration of a dividend on its 5.75% Series A Cumulative Convertible Perpetual Preferred Stock ("Preferred Stock"). The Dividend Committee of the Board of Directors declared a cash dividend of $0.71875 per share on the outstanding Preferred Stock, payable October 15, 2007, to stockholders of record at the close of business on October 1, 2007. The total amount of the cash dividend payment will be $2,066,406.00.

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock and preferred stock are listed on the NASDAQ Global Select Market under the symbols "EPEX" and "EPEXP," respectively.

The Edge Petroleum Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3537

CONTACT:  Edge Petroleum Corporation
          Michael G. Long, Chief Financial Officer
          (713) 654-8960